EXHIBIT 4.7

                               EXCHANGE AGREEMENT

         This Exchange Agreement (this "AGREEMENT") is dated as of the 28th day of February, 2005, and is between GulfWest Energy Inc., a Texas corporation (the "PARENT") and GulfWest Oil & Gas Company, a Texas corporation (the "COMPANY").

                                    RECITALS

         WHEREAS, the Company has 7,950 outstanding shares of its Series A Cumulative Exchangeable Preferred Stock, par value $0.01 per share (the "PREFERRED STOCK"); and

         WHEREAS, the Company and the holders of the Preferred Stock have amended its terms to provide that shares of the Preferred Stock are convertible into shares of Series H Convertible Preferred Stock, par value $0.01 per share, of Parent (the "SERIES H PREFERRED STOCK"); and

         WHEREAS, Parent desires that shares of the Preferred Stock be converted into shares of the Series H Preferred Stock; and

         WHEREAS, as a condition to issuing the Series H Preferred Stock, the holders of preferred stock would be required to execute an Omnibus and Release Agreement (the OMNIBUS AGREEMENT"), attached as an exhibit to the Statement of Resolution governing the Series H Preferred Stock; and

         WHEREAS, to the extent a holder of Preferred Stock did not execute an Omnibus Agreement, such holder's shares of Preferred Stock would be exchanged for Class A Common Stock of the Company ("COMMON STOCK").

         NOW, THEREFORE, in consideration of the representations, covenants and agreement contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. EXCHANGE. The Parent hereby agrees to exchange the Preferred Stock for its Series H Preferred Stock or Common Stock, as applicable, in accordance with the terms of the Statement of Resolution, as amended pursuant to the amendment attached as EXHIBIT A (as so amended, the "STATEMENT OF RESOLUTION"). The shares of Series H Preferred Stock and Common Stock to be issued upon exchange (the "EXCHANGE SHARES") shall be issued by the Parent once the holder of Preferred Stock to be exchanged tenders the certificates evidencing such shares of Preferred Stock to the Company for cancellation.

         2. EXERCISE PRICE. Each share of Preferred Stock shall be exchangeable into either (a) one share of Series H Preferred Stock or (ii) that number of shares of Common Stock contemplated by the Statement of Resolution.

         3. DELIVERY OF STOCK CERTIFICATES ON EXCHANGE. The exchange of the Preferred Stock shall be deemed to have been effected at such time or times as set forth in the Statement of Resolution. At such time, the person or persons in whose name or names any certificate or certificates for Exchange Shares shall be issued upon such exchange shall be deemed to have become the holder or holders of record of the shares of the applicable Exchange Shares. As soon as practicable after the exchange of Preferred Stock for Exchange Shares, and in any event within ten days thereafter, the Parent at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of, and delivered to the exchanging holder, a certificate or certificates for the number of fully paid and nonassessable Exchange Shares to which such holder shall be entitled upon such exchange. Unless the Exchange Shares have been registered under the Securities Act of 1933, such securities, when issued, shall have the appropriate legend, in addition, in the case of the Series H Preferred Stock, such certificate shall bear a legend noting that the Series is subject to the Omnibus and Release Agreement.

         4. NOTICES. Any notice, consent or other communication to be given under this Agreement by any party to any other party shall be in writing and shall be either (a) personally delivered, (b) mailed by registered or certified mail, postage prepaid with return receipt requested, (c) delivered by overnight express delivery service or same-day local courier service, or (d) delivered by telex or facsimile transmission, as follows:

         If to the Parent or Company                 GulfWest Energy Inc. or
                                                     GulfWest Oil & Gas Company
                                                     480 N. Sam Houston Parkway
                                                     East Suite 300
                                                     Houston, Texas 77060
                                                     Attn: President
                                                     Fax: (281) 260-8488

or at such other address as may be designated by the parties from time to time in accordance with this Section 4. Notices delivered personally, by overnight express delivery service or by local courier service shall be deemed given as of actual receipt. Mailed notices shall be deemed given five business days after mailing. Notices delivered by telex or facsimile transmission shall be deemed given upon receipt by the sender of the answerback (in the case of a telex) or transmission confirmation (in the case of a facsimile transmission).

         5. AMENDMENTS AND WAIVERS. This Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only by written agreement of the Parent and the Company.

         6. GOVERNING LAW; JURISDICTION; VENUE. This Agreement shall be governed by and construed under the laws of the State of Texas without regard to principles of conflict of laws. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in Houston, Texas in connection with any action relating to this Agreement.

         7. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.


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

         8. ENTIRE AGREEMENT; COUNTERPARTS. This Agreement constitutes the entire agreement between the parties about its subject and supersedes all prior agreements. This Agreement may be executed in two or more counterparts, which together shall constitute one instrument.

         9. CAPTIONS; REFERENCES. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

10. THIRD PARTY BENEFICIARIES. The holders of the Preferred Stock shall be the express third party beneficiaries of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                         PARENT:

                                         GULFWEST ENERGY INC.


                                         By: /S/ JOHN E. LOEHR
                                         ------------------------
                                         Its: CEO



                                         COMPANY:

                                         GULFWEST OIL & GAS COMPANY


                                         By: /S/ JOHN E. LOEHR
                                         ------------------------
                                         Its: CEO


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